EXHIBIT 99.1

Epiq Systems Appoints Christopher E. Olofson as Vice-Chairman and Brad D. Scott as President and Chief Operating Officer

KANSAS CITY, Kan., May 20, 2014 (GLOBE NEWSWIRE) -- Epiq Systems, Inc. (Nasdaq:EPIQ) today announced that Christopher E. Olofson has been appointed to the position of vice-chairman. In his new role, he will serve as Epiq's chief strategist for future growth and assure that the company has the appropriate acquisition program, technology capabilities, product branding and global expansion necessary to reach corporate goals.

Chris Olofson joined Epiq in 1988. He has served as a member of the board of directors since 1995 and became chief operating officer in 1996 and president in 1998.

In addition, Epiq announced that Brad D. Scott was appointed president and chief operating officer with responsibility for overseeing Epiq's global operating activities.

Brad Scott joined Epiq in 2011 when the company acquired De Novo Legal, an ediscovery business where he served as president. Since joining Epiq, he has served as senior vice president, chief human resources officer and, in January 2014, was named executive vice president, co-chief operating officer and chief of staff.

Tom W. Olofson, chairman and CEO said, "We are pleased to have Chris and Brad in their new roles overseeing our future growth and current operations as Epiq continues its global expansion."

About Epiq Systems

Epiq Systems is a leading global provider of technology-enabled solutions for electronic discovery, bankruptcy and class action administration. We offer full-service capabilities to support litigation, investigations, financial transactions, regulatory compliance and other legal matters. Our innovative technology and services, combined with deep subject-matter expertise, provide reliable solutions for the professionals we serve. Visit us at www.epiqsystems.com.

CONTACT: Lew P. Schroeber, Investor Relations
         Telephone: 913-621-9500
         Email:  ir@epiqsystems.com